EXHIBIT 10.5

                            EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (the "Agreement") is made June 26, 2009, by and between General Employment Enterprises, Inc. (the "Company") and Marilyn White (the "Employee") (collectively the "Parties"). For valuable consideration , the sufficiency of which is hereby acknowledged, the Parties agree as follows:

        1.   EMPLOYMENT AGREEMENT
        Upon the terms and subject to the conditions contained in this Agreement, the Company hereby offers and the Employee hereby accepts employment with the Company. All other employment agreements between the Employee and the Company are revoked and shall have no force or effect.

        2.   TERM OF EMPLOYMENT
        The term of this Agreement shall be for two (2) consecutive years commencing upon the closing date of the Stock Purchase Agreement between the Company and PSQ, LLC ("Closing Date").

        3.   SERVICES
        The Employee shall be the Vice President of Operations with responsibility for oversight of branch operations for the permanent placement / direct hire division of the Company, or such other employment consistent with the Employee's background and experience and the Company's needs as determined in good faith by the Chief Executive Officer ("CEO") of the Company. Employee shall perform her duties under this Agreement in accordance with such reasonable standards expected of employees with comparable positions in comparable organizations and as may be established from time to time by the Company's Board of Directors. Employee shall devote her best efforts and her full business and professional time to the faithful fulfillment of her duties hereunder.

        4.   COMPENSATION
        The Employee shall receive an annual salary of $150,000 per year. Employee shall also receive as additional compensation a grant of an additional twenty-five thousand (25,000) non-qualified stock options of which one-half (1/2) shall vest immediately and the remainder shall vest one (1) year after the Closing Date. These options shall have an exercise price equal to the Company's trading price on the date of the grant and have a ten (10) year term. The options shall terminate three (3) years after Employees termination of employment with the Company for any reason other than cause. If Employee is terminated for cause all options not yet vested shall immediately terminate.

        5.   FRINGE BENEFITS AND PERQUISITES
        The Employee shall be entitled to all fringe benefits and perquisites that may be provided generally for the most senior executive officers of the Company pursuant to policies established from time to time by the Company's Board of Directors, including, but not limited to annual vacations of five weeks per year (which vacation shall accrue pro rata over each year of employment and shall not carry over from year to year without the consent of the CEO), and participation in the Company family medical plan, and any pension plan or profit sharing plan the Company may institute. At no time shall Employee's benefits be reduced to exclude current coverage's.

        6.   REIMBURSEMENTS
        The Employee shall be reimbursed for all direct and substantiated out-of-pocket expenditures duly made on the Company's behalf in the performance of her services under this Agreement, subject to timely reporting requirements imposed from time to time by the Company's Board of Directors.

        7.   OFFICE SPACE
        The company will provide the employee with office space in the Chicago area suitable for the Employee's use in carrying out her responsibilities, including appropriate support and technology resources. If the corporate office would become unavailable, one of the existing branch offices would be utilized. In the event that the corporate headquarters should be relocated out of the Chicago area, the employee agrees to reasonable travel as needed to carry out her responsibilities, at Company expense.

        8.   COVENANT NOT TO COMPETE
        In consideration for the term of employment, salary and benefits paid to the Employee by the Company as described herein, Employee agrees that during the term of her employment hereunder and for the two-year period following termination of her employment she will not solicit the customers of the Company, or directly or indirectly solicit for employment any employees of Company. For purposes hereof, "Company" shall include any entity into which the Company may be merged or to which the substantially all the business and assets of the Company are transferred, and shall include all affiliates of the Company at the date of termination. For purposes hereof, "affiliate" shall include any business controlling, controlled by, or under common control with General Employment Enterprises, Inc and its successors.

        Employee has carefully read and considered the provisions of this paragraph and, having done so, agrees that the restrictions set forth therein, including, but not limited to, the time period of restriction and geographical areas of restriction, are fair and reasonable and are reasonably required for the protection of the interests of the Company.

        If, notwithstanding the foregoing, any of the provisions hereof shall be held to be invalid or unenforceable, the remaining provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included. In the event that any provision relating to the time period and/or the areas of restriction and/or related aspects shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or areas of restriction and/or related aspects deemed reasonable and enforceable by the court shall become the maximum restriction in such regard, and the restriction shall remain enforce able to the fullest extent deemed reasonable by such court.

        In the event of a breach or threatened breach of any of the covenants herein, the Company shall have the right to seek equitable relief, including specific performance by means of an injunction against the Employee and against the Employee's partners, agents, representatives, servants, employers, employees, and/or any and all persons acting directly or indirectly by or with it or them, to prevent or restrain any breach or further breach. In the event Company obtains any such equitable relief, the party against whom relief is obtained shall reimburse Company for its reasonable attorney's fees and costs related thereto.

        9.   TERMINATION OF EMPLOYMENT BY EMPLOYER FOR CAUSE
        Company shall have the right to terminate Employee's employment with the immediate discontinuation of payments hereunder for Cause herein defined as:

        (A) The intentional and substantial failure by Employee to perform Employee's duties with Company; or

        (B) Employee's material ("material" qualifying each of the following) personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or cease-and-desist order, or breach of any material provision of this Agreement, in each case directly involving the Company or its affiliates customers or suppliers; or

        (C) Employee is unable to perform her duties hereunder for more than sixty (60) consecutive days or ninety (90) days within a consecutive twelve (12) month period as a result of his becoming disabled. "Disabled" shall mean the inability of the Employee, due to mental of physical disability certified by a physician selected by the Company and reasonably satisfactory to the Employee, to substantially perform his duties hereunder. The Employee shall make herself available for examination by such physician upon reasonable request; or

        (D) Engages in repeated conduct causing the Company or any of its subsidiaries substantial public disgrace or disrepute or public harm, including, without limitation, chronic drug or alcohol abuse; or

        (E)  Employee dies.

        10.  TERMINATION OF EMPLOYMENT BY EMPLOYER WITHOUT CAUSE
        If the Company terminates the employment before the end of the contract term for any reason other than Cause the salary for the balance of the two year period will be due and payable in ordinary course through payroll until the end of the term. In the event any payment due is not made within 60 days of the due date any balance due will accelerate and become due and payable to Employee. Company will also continue to provide health insurance coverage to the employee for the remainder of the period under the same terms it provided during active employment.

        11.  TERMINATION OF EMPLOYMENT BY EMPLOYEE
        If the Employee terminates employment before the end of the contract period for any reason other than Good Reason, as defined below, no further payments shall be due Employee pursuant to this Agreement. If Employee terminates for Good Reason the salary for the balance of the two year period will be due and payable in ordinary course through payroll until the end of the term. In the event any payment due is not made within 60 days of the due date any balance due would accelerate and become due and payable to Employee. Company will also continue to provide health insurance coverage to the employee for the remainder of the period under the same terms it provided during active employment. Good Reason shall be defined as the requirement by the Company, without the Employee's consent, that the Employee's services be preformed primarily at a location outside the Chicago metropolitan area.

        12.  DIRECTORS AND OFFICERS LIABILITY INSURANCE
        The company will include the employee under its directors and officers' liability insurance and the indemnification provisions of its charter and bylaws during the term of the agreement, and for any historical policies purchased during the Employees term of Employment.

        13.  COMPLETE AGREEMENT
        This document contains the entire agreement between the parties and supersedes any prior decision, negotiations, representations or agreements between them respecting employment of the Employee. No alterations, additions or other changes to this Agreement shall be binding unless made in writing and signed by both parties to this Agreement.

        14.  GOVERNING LAW
        This Agreement shall be governed by and interpreted in accordance with the internal laws of the state of Florida.

        15.  CODE SECTION 409A.
        This Agreement is intended to comply with Code Section 409A and the interpretative guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and shall be administered accordingly. This Agreement shall be construed and interpreted with such intent. If a payment under this Agreement does not qualify as a short-term deferral under Code Section 409A and Treas. Reg. Section 1.409A-1(b)(4) (or any similar or successor provisions), and the Employee is a Specified Employee (as defined below) as of his termination, distributions to the Employee may not be made before the date that is six months after the date of his termination or, if earlier, the date of the Employee's death (the "Six-Month Delay Rule"). Payments to which the Employee would otherwise be entitled during the first six months following the termination (the "Six-Month Delay") will be accumulated and paid on the first day of the seventh month following the termination. Notwithstanding the Six-Month Delay Rule set forth in this Section







   16(B):

        (A) To the maximum extent permitted under Code Section 409A and Treas. Reg. Section 1.409A-1(b)(9)(iii) (or any similar or successor provisions), during each month of the Six-Month Delay, the Company will pay the Employee an amount equal to the lesser of (i) the total monthly severance provided under this Agreement, or (ii) one-sixth (1/6) of the lesser of (1) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which the Employee's termination occurs, and (2) the sum of the Employee's annualized compensation based upon the annual rate of pay for services provided to the Company for the taxable year of the Employee preceding the taxable year of the Employee in which his termination occurs (adjusted for any increase during that year that was expected to continue indefinitely if the Employee had not had a termination); provided that amounts paid under this sentence will count toward, and will not be in addition to, the total payment amount required to be made to the Employee by the Company under this Agreement; and

        (B) To the maximum extent permitted under Code Section 409A and Treas. Reg. Section 1.409A-1(b)(9)(v)(D) (or any similar or successor provisions), within ten (10) days of the termination, the Company will pay the Employee an amount equal to the applicable dollar amount under Code Section 402(g)(1)(B) for the year of the Employee's termination; provided that the amount paid under this sentence will count toward, and will not be in addition to, the total payment amount required to be made to the Employee by the Company under this Agreement.

        (C) For purposes of this Agreement, "Specified Employee" has the meaning given that term in Code Section 409A and Treas. Reg. 1.409A-1(c)(i) (or any similar or successor provisions). The Company's "specified employee identification date" (as described in Treas. Reg. 1.409A-1(c)(i)(3)) will be December 31 of each year, and the Company's 'specified employee effective date' (as described in Treas. Reg. 1.409A- 1(c)(i)(4) or any similar or successor provisions) will be February 1 of each succeeding year."

        (D) Each payment under this Agreement or any Company benefit plan is intended to be treated as one of a series of separate payments for purposes of Code Section 409A and Treasury Regulation Section 1.409A-2(b)(2)(iii) (or any similar or successor provisions).

        (E) For purposes of this Agreement, the Employee's employment is terminated when the Employee experiences a "separation from service" within the meaning of Code Section 409A.


   General Employment Enterprises, Inc.         Employee

   By:  /s/ Herbert F. Imhoff, Jr.              /s/ Marilyn L. White
        ----------------------------            --------------------
        Chairman, President                     Marilyn White
        and Chief Executive Officer